Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE UPDATES GUIDANCE FOR THIRD QUARTER 2010

Secaucus, New Jersey – October 21, 2010 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced that as a result of weaker than expected sales quarter-to-date, the Company now expects earnings per diluted share from continuing operations for the third quarter of 2010 to be in the range of $1.10 to $1.13 compared to its previous guidance of $1.38 to $1.43. The updated guidance includes a $0.04 per share benefit resulting from the Company’s repurchase of 1.6 million shares so far during the third quarter of 2010, and assumes that comparable retail sales, which are running in the negative mid-single digits quarter-to-date, will remain at this level throughout the remainder of the third quarter.

 “We had a solid start with back-to-school basics, but poorly performing fashion coupled with unseasonably warm temperatures have negatively impacted sales and profitability during the quarter,” commented Jane Elfers, President and Chief Executive Officer of The Children’s Place. “Looking forward, there is uncertainty surrounding the upcoming holiday season but we are pleased to be entering the fourth quarter with lean and fresh inventory. We continue to pursue our five key initiatives which we expect to drive sales and profit growth in 2011 and beyond.”

The Company will provide further commentary on the third fiscal quarter and an outlook on the remainder of fiscal 2010 as part of its third quarter 2010 earnings release and conference call scheduled for Thursday, November 18. The conference call will begin at 8:00 a.m. Eastern Time and will be broadcast live at http://investor.childrensplace.com. An audio archive will be available approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices under the proprietary “The Children's Place” brand name. As of July 31, 2010, the Company owned and operated 977 stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding earnings per diluted share for the third quarter of 2010. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2010. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by a downturn in the economy. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Susan Riley, EVP, Finance & Administration, (201) 558-2400 Jane Singer, VP, Investor Relations, (201) 453-6955